Exhibit 10.1

CLASS A PREFERRED UNIT

PURCHASE AGREEMENT

among

SANCHEZ PRODUCTION PARTNERS LP

and

THE PURCHASERS PARTY HERETO

2

CLASS A PREFERRED UNIT PURCHASE AGREEMENT

This CLASS A PREFERRED UNIT PURCHASE AGREEMENT, dated as of April 15, 2015 (this “Agreement”), is entered into by and among SANCHEZ PRODUCTION PARTNERS LP, a Delaware limited partnership (“Sanchez”), and the purchasers set forth in Schedule A hereto (the “Purchasers”).

WHEREAS, Sanchez desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from Sanchez, certain of Sanchez’s Class A Preferred Units (as defined below), in accordance with the provisions of this Agreement; and

WHEREAS, Sanchez has agreed to provide the Purchasers with certain registration rights with respect to the Class A Preferred Units and Common Units underlying the Class A Preferred Units acquired pursuant hereto.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Article I DEFINITIONS

Section 1.01 Definitions.   As used in this Agreement, the following terms have the meanings indicated:

“Affiliate”  means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.  For the avoidance of doubt, for purposes of this Agreement, the Partnership Entities, on the one hand, and any Purchaser, on the other, shall not be considered Affiliates.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Basic Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Partnership Agreement and any and all other agreements or instruments executed and delivered to the Purchasers by the Partnership Entities hereunder or thereunder.

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York or State of Texas are authorized or required by Law or other governmental action to close.

“Class A Preferred Units” means Sanchez’s Class A Preferred Units.

“Closing” has the meaning specified in Section 2.02.

“Closing Date” has the meaning specified in Section 2.02.

“Code” has the meaning specified in Section 3.10.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” means common units representing limited partner interests in Sanchez.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Conversion Units” means the Common Units issuable upon conversion of the Purchased Units.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.

“Environmental Law” means any Law applicable to the Partnership Entities or the operation of their business in any way relating to the protection of human health and safety (to the extent such health and safety relate to exposure to Hazardous Substances), the environment, natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), .

“Environmental Permits” means all approvals, authorizations, consents, licenses, permits, variances, waivers, exemptions, registrations of a Governmental Authority required under any Environmental Laws for the operation of the business of the Partnership Entities.

 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States of America as of the date hereof; provided that for the Sanchez Financial Statements prepared as of a certain date, GAAP referenced therein shall be GAAP as of the date of such Sanchez Financial Statements.

“General Partner” means Sanchez Production Partners GP LLC, a Delaware limited liability company and the general partner of Sanchez.

“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority which exercises valid jurisdiction over any such Person or such Person’s Property.  Unless otherwise specified, all references to Governmental Authority herein with respect to Sanchez means a Governmental Authority having jurisdiction over Sanchez, its Subsidiaries or any of their respective Properties.

“Hazardous Substances” means (a) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (b) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (c) any petroleum, petroleum products, natural gas,  oil and gas waste, and oil and any components or derivatives thereof, (d) any polychlorinated biphenyl and (e) any pollutant, contaminant or hazardous or toxic, material, waste or substance regulated under any other Environmental Law.

“Incentive Distribution Rights” has the meaning specified in Section 3.02(a).

“Indemnified Party” has the meaning specified in Section 5.03.

“Indemnifying Party” has the meaning specified in Section 5.03.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule or regulation.

“Lien” means any mortgage, claim, encumbrance, pledge, lien (statutory or otherwise), security agreement, conditional sale or trust receipt or a lease, consignment or bailment, preference or priority, assessment, deed of trust, charge, easement, servitude or other encumbrance upon or with respect to any property of any kind.

“Material Adverse Effect”  means any change, event or effect that, individually or together with any other changes, events or effects, has a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of the Partnership Entities, taken as a whole, (ii)  the limited partners of Sanchez resulting from any event which subjects them to any material liability or disability, or (iii) the ability of the Partnership Entities to perform their obligations under the Basic Documents; provided,  however, that a Material Adverse Effect shall not include any material and adverse effect on the foregoing to the extent such material and adverse effect results from, arises out of, or relates to (x) a general deterioration in the economy or changes in the general state of the industry in which Sanchez operates, except to the extent that Sanchez, taken as a whole, is adversely affected in a disproportionate manner as compared to other industry participants, (y) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism, or (z) any change in accounting requirements or principles imposed upon any Partnership Entity or their respective businesses or any change in applicable Law, or the interpretation thereof, other than a change that would result in Sanchez being treated as a corporation for federal Tax purposes.

“NYSE MKT” means the NYSE MKT LLC.

“Partnership Agreement” means the Agreement of Limited Partnership of Sanchez, dated as of March 6, 2015,  as amended by Amendment No. 1 to the Agreement of Limited Partnership of Sanchez, dated as of March 31, 2015, as further amended, restated or otherwise modified from time to time in accordance with the terms thereof.

“Partnership Entities” means Sanchez and its Subsidiaries.

“Permits” means any approvals, authorizations, consents, licenses, permits, variances, waivers, grants, franchises, concessions, exemptions, orders, registrations or certificates of a Governmental Authority.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

“Placement Agent” means SunTrust Robinson Humphrey, Inc., which Sanchez has engaged as its exclusive placement agent for the offering of the Class A Preferred Units on a “best efforts” basis.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including intellectual property rights).

“Purchase Price” means an amount equal to $1.60 per Class A Preferred Unit, multiplied by the number of Purchased Units to be purchased by the Purchasers on the Closing Date.

 “Purchased Units” has the meaning specified in Section 2.01.

“Purchaser Related Parties” has the meaning specified in Section 5.01.

“Purchasers” has the meaning set forth in the introductory paragraph of this Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement, dated of even date herewith, between Sanchez and the Purchasers.

“Representatives” means, with respect to a specified Person, the investors, officers, directors, managers, employees, agents, advisors, counsel, accountants, investment bankers and other representatives of such Person.

“Rights-of-Way” has the meaning specified in Section 3.19.

“Sanchez” has the meaning set forth in the introductory paragraph of this Agreement.

“Sanchez Financial Statements” has the meaning specified in Section 3.03.

“Sanchez Related Parties” has the meaning specified in Section 5.02.

“Sanchez SEC Documents” has the meaning specified in Section 3.03.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Short Sales” means, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and forward sale contracts, options, puts, calls, short sales, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements, and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

“Subsidiary” means, as to any Person, any corporation or other entity of which:  (i) such Person or a Subsidiary of such Person is a general partner or manager; (ii) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (iii) any corporation or other entity as to which such Person consolidates for accounting purposes.

“Tax Return” has the meaning specified in Section 3.16(b).

“Taxes” has the meaning specified in Section 3.16(b).

“Third Party Claim” has the meaning specified in Section 5.03(b).

Section 1.02Accounting Procedures and Interpretation.   Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all Sanchez Financial Statements and certificates and reports as to financial matters required to be furnished to the Purchasers hereunder shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

Article II AGREEMENT TO SELL AND PURCHASE

Section 2.01Purchase.    On the Closing Date, subject to the terms and conditions hereof, each Purchaser hereby agrees to purchase from Sanchez, and Sanchez hereby agrees to issue and sell to each Purchaser, the number of Class A Preferred Units set forth opposite each Purchaser’s name on Schedule A for the Purchase Price per Class A Preferred Unit (collectively, the “Purchased Units”).

Section 2.02Closing.  Subject to the terms and conditions hereof, the consummation of the purchase and sale of the Purchased Units hereunder (the “Closing”) shall take place on the date of this Agreement (the “Closing Date”) at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002.

Section 2.03Deliveries at the Closing.

(a) Deliveries of Sanchez at the Closing. At the Closing, Sanchez shall deliver or cause to be delivered (unless waived by the Purchasers) to the Purchasers:

(i) An opinion from Andrews Kurth LLP, counsel for the Partnership Entities, in substantially the form attached hereto as Exhibit A, which shall be addressed to the Purchasers and the Placement Agent and dated the date of the Closing;

(ii) A “Supplemental Listing Application” approving the Conversion Units for listing by the NYSE MKT;

(iii) Evidence of issuance of the Purchased Units credited to book-entry accounts maintained by the transfer agent, bearing a restrictive notation meeting the requirements of the Partnership Agreement, free and clear of any Liens, other than transfer restrictions under the Partnership Agreement or the Delaware LP Act and applicable federal and state securities laws;

(iv) A certificate of the Secretary or Assistant Secretary of the General Partner, on behalf of Sanchez, certifying as to and attaching (1) the Partnership Agreement, as amended, (2) board resolutions authorizing the execution and delivery of the Basic Documents and the consummation of the transactions contemplated thereby, including the issuance of the Purchased Units, and (3) the incumbency of the officers authorized to execute the Basic Documents on behalf of Sanchez, setting forth the name and title and bearing the signatures of such officers;

(v) A cross-receipt executed by Sanchez and delivered to the Purchasers certifying that it has received from the Purchasers an amount in cash equal to the Purchase Price; and
(vi) The Registration Rights Agreement, which shall have been duly executed by Sanchez.
(b) Deliveries of Each Purchaser at the Closing. At the Closing, each Purchaser shall deliver or cause to be delivered (unless waived by Sanchez) to Sanchez:
(i) The Registration Rights Agreement, which shall have been duly executed by such Purchaser;
(ii) A cross-receipt executed by such Purchaser and delivered to Sanchez certifying that it has received from Sanchez its Purchased Units; and
(iii) Payment of such Purchaser’s Purchase Price payable by wire transfer of immediately available funds to an account designated in advance of the Closing Date by Sanchez.

Section 2.04Independent Nature of Purchasers’ Obligations and Rights.    The obligations of each Purchaser under any Basic Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Basic Document.  The failure or waiver of performance under any Basic Document of any Purchaser by Sanchez does not excuse performance by any other Purchaser and the waiver of performance of Sanchez by any Purchaser does not excuse performance by Sanchez with respect to each other Purchaser.  Nothing contained herein or in any other Basic Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Basic Documents.  Each Purchaser shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement or out of the other Basic Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

Section 2.05Further Assurances.From time to time after the date hereof, without further consideration, Sanchez and each Purchaser shall use their commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement.

Article III REPRESENTATIONS AND WARRANTIES AND COVENANTS RELATED TO SANCHEZ

As of the Closing Date, Sanchez represents and warrants to and covenants with the Purchasers and the Placement Agent as follows:

Section 3.01Existence.

(a) Each of the Partnership Entities has been duly incorporated or formed, as the case may be, and is validly existing as a limited liability company, limited partnership or corporation, as the case may be, in good standing under the Laws of its jurisdiction of incorporation or formation, as the case may be, and has the full limited liability company, limited partnership or corporate, as the case may be, power and authority to own or lease its Properties and assets and to conduct the businesses in all material respects which it is engaged, and is duly registered or qualified as a foreign limited liability company, limited partnership or corporation, as the case may be, for the transaction of business under the laws of each jurisdiction in which the character of the business conducted by it or the nature or location of the properties owned or leased by it makes such registration or qualification necessary, except where the failure to so register or qualify would not reasonably be expected to have a Material Adverse Effect.

(b) None of the Partnership Entities is in default in the performance, observance or fulfillment of any provision of, in the case of Sanchez, the Partnership Agreement or its certificate of limited partnership, in the case of the General Partner, any provision of its certification of formation, limited liability company agreement or other similar organizational documents, or, in the case of any Subsidiary of Sanchez, its respective certificate of incorporation, certification of formation, certificate of limited partnership, bylaws, limited liability company agreement, partnership agreement or other similar organizational documents.

(c) The Partnership Agreement has been duly authorized, executed and delivered by the General Partner and is a valid and legally binding agreement of the General Partner, enforceable against the General Partner in accordance with its terms; provided that, with respect to the Partnership Agreement, the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and provided further, that the indemnity, contribution and exoneration provisions contained in the Partnership Agreement may be limited by applicable laws and public policy.

Section 3.02 Capitalization and Valid Issuance of Purchased Units.

(a)As of March 31, 2015, the issued and outstanding limited partner interests of Sanchez consist of 31,442,573 Common Units, 10,625,000 Class A Preferred Units and the incentive distribution rights (as defined in the Partnership Agreement, the “Incentive Distribution Rights”).  All outstanding Common Units, Incentive Distribution Rights, Class A Preferred Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

(b) The General Partner is the sole general partner of Sanchez with a non-economic general partner interest in Sanchez; such general partner interest has been duly authorized and validly issued in accordance with the Partnership Agreement, and the General Partner owns such interest free and clear of all Liens (except for (A) restrictions on transferability contained in the Partnership Agreement or as disclosed in the Sanchez SEC Documents (B) Liens created, arising under or securing any credit facility to which Sanchez is a party and (C) Liens arising under the Partnership Agreement or the Delaware LP Act).

(c)The Purchased Units being purchased by the Purchasers hereunder and the limited partner interests represented thereby are duly authorized by Sanchez pursuant to the Partnership Agreement and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the Partnership Agreement or this Agreement and under applicable state and federal securities laws, (ii) such Liens as are created by the Purchasers and (iii) such Liens as arise under the Partnership Agreement or the Delaware LP Act. Except as disclosed in the Sanchez SEC Documents, there are no persons entitled to statutory, preemptive or other similar contractual rights to subscribe for the Purchased Units; and, except for the Purchased Units to be issued pursuant to this Agreement or as disclosed in the Sanchez SEC Documents, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, partnership securities or ownership interests in Sanchez are outstanding.

(d)Upon issuance in accordance with this Agreement and the terms of the Class A Preferred Units, the Conversion Units will be duly authorized, validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the  Basic Documents and under applicable state and federal securities laws, (ii) such Liens as are created by the Purchasers and (iii) such Liens as arise under the Partnership Agreement or the Delaware LP Act.

Section 3.03Sanchez SEC Documents; Sanchez Financial Statements.Except as disclosed in the Sanchez SEC Documents, since January 1, 2014,  Sanchez’s forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed prior to the date hereof, collectively the  “Sanchez SEC Documents”) have been filed with the Commission on a timely basis.  The Sanchez SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Sanchez Financial Statements”), at the time filed (or in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequent Sanchez SEC Document) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made in the case of any prospectus, not misleading, (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (d) in the case of the Sanchez Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10‑Q of the Commission), and (e) in the case of the Sanchez Financial Statements, fairly present (subject in the case of unaudited statements to normal and recurring and year-end audit adjustments) in all material respects the consolidated financial position of Sanchez and its consolidated subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows of Sanchez and its Subsidiaries for the periods then ended.  The independent auditor of Sanchez as of the date of the most recent balance sheet of Sanchez is an independent registered public accounting firm with respect to Sanchez and has not resigned or been dismissed as independent registered public accountants of Sanchez as a result of or in connection with any disagreement with Sanchez on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.  Since the date of the most recent balance sheet of Sanchez reviewed or audited by such auditor, and the audit committee of the board of directors of the General Partner until the Closing Date, (i) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Sanchez SEC Documents fairly presents the information called for in all material respects and has been prepared in accordance with the Securities and Exchange Commission’s rules and guidelines applicable thereto and (ii) there are no material weaknesses or significant deficiencies in Sanchez’s internal controls.

                Section 3.04No Material Adverse Change.  Except as expressly set forth in or contemplated by the Sanchez SEC Documents, since December 31, 2014 through the Closing Date: (a) there has not occurred any adverse change, or any development involving or which may reasonably be expected to involve, individually or in the aggregate, an adverse change, in the condition, financial or otherwise, general affairs, business, operations, prospects, properties, management, partners’ capital, stockholders’ equity, net worth or results of operations of the Partnership Entities, taken as a whole, in each case except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (b) there is not, to the knowledge of the Partnership Entities, any default or event which, with notice or lapse of time or both, would constitute a default under the any agreement of Sanchez governing material indebtedness for borrowed money, except such events of default and other events as to which requisite waivers or consents have been obtained or which are no longer continuing.

Section 3.05No Registration Required.  Assuming the accuracy of the representations and warranties of each Purchaser contained in Article IV, the issuance and sale of the Purchased Units pursuant to this Agreement is exempt from registration requirements of the Securities Act, and neither Sanchez nor, to the knowledge of Sanchez, any authorized Representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption

Section 3.06Litigation.  Except as set forth in the Sanchez SEC Documents, there are no legal or governmental proceedings pending to which any Partnership Entity is a party or to which any Property or asset of any Partnership Entity is subject that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or which challenges the validity of any of the Basic Documents or the right of any Partnership Entity to enter into any of the Basic Documents or to consummate the transactions contemplated hereby and thereby and, to the knowledge of Sanchez, no such proceedings are threatened by Governmental Authorities or others.

Section 3.07No Conflicts.  None of (i) the offering, issuance and sale by Sanchez of the Purchased Units and the application of the proceeds therefrom, (ii) the execution, delivery and performance of the Basic Documents, or (iii) the consummation of the transactions contemplated thereby (1) constitutes or will constitute a violation of the Partnership Agreement, the GP LLC Agreement or the other organizational documents of any of Sanchez, the General Partner or the Subsidiaries, (2)  constitutes or will constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which any of Sanchez, the General Partner or the Subsidiaries is a party or by which any of them or any of their respective properties may be bound, (3) violates or will violate any statute, Law, Permit or regulation or any order, judgment, decree or injunction of any court or Governmental Authority or body having jurisdiction over of Sanchez, the General Partner or the Subsidiaries or any of their properties in a proceeding to which any of them or their property is or was a party, or (4) results or will result in the creation or imposition of any Lien upon any property or assets of any of Sanchez, the General Partner or the Subsidiaries, which conflicts, breaches, violations, defaults or liens, in the case of clauses (2), (3) or (4), would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.08Authority; Enforceability.  Sanchez has all requisite power and authority to issue, sell and deliver the Purchased Units, in accordance with and upon the terms and conditions set forth in this Agreement and the Partnership Agreement. All partnership or limited liability company action, as the case may be, required to be taken by the General Partner and Sanchez for the authorization, issuance, sale and delivery of the Purchased Units, the execution and delivery of the Basic Documents and the consummation of the transactions contemplated thereby shall have been validly taken. No approval from the holders of outstanding Common Units is required under the Partnership Agreement or the rules of the NYSE MKT in connection with Sanchez’s issuance and sale of the Purchased Units to the Purchasers.  Each of the Basic Documents has been duly and validly authorized and has been or, with respect to the Basic

Documents to be delivered at the Closing, will be, validly executed and delivered by Sanchez and constitutes, or will constitute, the legal, valid and binding obligations of Sanchez, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and by general principles of equity.

Section 3.09Approvals.Except as required by the Commission in connection with Sanchez’s obligations under the Registration Rights Agreement or has already been obtained, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by Sanchez of any of the Basic Documents or Sanchez’s issuance and sale of the Purchased Units, except (i) as may be required under the state securities or “Blue Sky” Laws, (ii) for the filing of a supplemental listing application with the NYSE MKT seeking approval of the Conversion Units for listing by the NYSE MKT or (iii) where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption or to make such filing, declaration, qualification or registration would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.10MLP Status.  Sanchez has, for each taxable year beginning after December 31, 2007, during which Sanchez was in existence, met the gross income requirements of Section 7704(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”).  Sanchez expects to meet the gross income requirements of Section 7704(c)(2) of the Code for its taxable year ending December 31, 2015.

Section 3.11Investment Company Status.  None of the Partnership Entities is now, and immediately after the sale of the Purchased Units hereunder and the application of the net proceeds from such sale none of the Partnership Entities will be, an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.12Certain Fees.  Except for fees to be paid by Sanchez to the Placement Agent, no fees or commissions are or will be payable by Sanchez to brokers, finders or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement. Sanchez agrees that it will indemnify and hold harmless the Purchasers from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by Sanchez or alleged to have been incurred by Sanchez in connection with the sale of the Purchased Units or the consummation of the transactions contemplated by this Agreement.

Section 3.13Insurance.  The Partnership Entities maintain or are entitled to the benefits of insurance from reputable insurers covering their properties, operations, personnel and businesses against such losses and risks as are reasonably adequate to protect them and their businesses in a commercially reasonable manner. None of the Partnership Entities (i) has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance or (ii) has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, except as described in the Sanchez SEC Documents.

Section 3.14Books and Records; Sarbanes-Oxley Compliance.

(a)The Partnership Entities maintain systems of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the Partnership Entities’ financial statements in conformity with GAAP and to maintain accountability for its assets, (iii) access to the Partnership Entities’ assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for the Partnership Entities’ assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Sanchez is not aware of any failures of such internal accounting controls that are material or that would be required to be disclosed pursuant to any applicable Law.

(b)Sanchez has established and maintains disclosure controls and procedures (to the extent required by and as defined in Rules 13a- 15(e) and 15d-15(e) under the Exchange Act), which are designed to provide reasonable assurance that information required to be disclosed by Sanchez in reports that it files or submits under the Exchange Act is recorded, processed, summarized and communicated to Sanchez’s management, including its principal executive officer and principal financial officer, as appropriate, to allow for timely decisions regarding required disclosure. Sanchez has carried out evaluations of the effectiveness of its disclosure controls and procedures and such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.

(c)There is and has been no failure on the part of Sanchez and, to Sanchez’s knowledge, the General Partner’s directors or officers, in their capacities as such, to comply in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

Section 3.15Listing and Maintenance Requirements.  The Common Units are listed on the NYSE MKT, and Sanchez has not received any notice of delisting. The issuance and sale of the Purchased Units and the offer of the Common Units and issuance of such Common Units upon conversion of the Purchased Units does not contravene NYSE MKT rules and regulations.

Section 3.16Taxes.

(a)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of the Partnership Entities has prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate, (ii) each of the Partnership Entities has timely paid all Taxes that are required to be paid by any of them, (iii) there are no audits, examinations, investigations, actions, suits, claims or other proceedings in respect of Taxes pending or threatened in writing nor has any deficiency for any Tax been assessed by any Governmental Authority in writing against any Partnership Entity, and (iv) all

Taxes required to be withheld by any Partnership Entity have been withheld and paid over to the appropriate Tax authority (except, in the case of this clause (iv) or clause (i) or (ii) above, with respect to matters contested in good faith and for which adequate reserves have been established on Sanchez’s financial statements in accordance with GAAP).  None of the Partnership Entities has entered into any transaction that, as of the date of this Agreement has been identified by the Internal Revenue Service in published guidance as a “listed transaction” as defined under Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.

(b)As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and including any liability in respect of any items described above as a transferee or successor, pursuant to Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), or as an indemnitor, guarantor, surety or in a similar capacity under any Contract and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes (and any amendments thereto), including any information return, claim for refund or declaration of estimated Taxes.

           Section 3.17Compliance with Laws; Environmental Laws; Permits; and Environmental Permits.

(a)Neither Sanchez nor any of its Subsidiaries is in violation of any Law applicable to Sanchez or its Subsidiaries, except as would not, individually or in the aggregate, have a Material Adverse Effect.  Sanchez and its Subsidiaries possess all Permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such Permits would not, individually or in the aggregate, have a Material Adverse Effect, and neither Sanchez nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such Permit, except where such potential revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect.

(b)Each of the Partnership Entities has such Permits as are necessary to own its properties and to conduct its business in the manner described in the Sanchez SEC Documents, subject to such qualifications as may be set forth in the Sanchez SEC Documents and except for such Permits which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect; each of the Partnership Entities has fulfilled and performed all of its material obligations with respect to such Permits which are due to have been fulfilled and performed and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any impairment of the rights of the holder of any such Permit, except for such revocations, terminations and impairments that would not, individually or in the aggregate, have a Material Adverse Effect, subject in each case to such qualifications as may be set forth in the Sanchez SEC Documents; and, except as described in the Sanchez SEC

Documents, none of such Permits contains any restriction that is materially burdensome to the Partnership Entities, taken as a whole.

(c)The Partnership Entities have timely applied for or obtained and are in  compliance with all such obtained material Environmental Permits required for their operations as currently conducted, except as (i) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) have been disclosed in Sanchez SEC Documents.  Sanchez has not received written notice of any pending action or proceeding and, to the knowledge of Sanchez, no action or proceeding is threatened, to suspend, revoke, modify or terminate any Environmental Permit held by the Partnership Entities that would have a Material Adverse Effect on the Partnership Entities.  The operations of the Partnership Entities are in compliance with all Environmental Laws and, to the knowledge of Sanchez, no occurrences or conditions currently exist that would reasonably be expected to adversely affect the Partnership Entities’ continued  compliance with Environmental Laws and Environmental Permits, except as (i) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) have been disclosed in the Sanchez SEC Documents.  There are no present claims under Environmental Law asserted against any of the Partnership Entities, including claims relating to the release, spill or disposal of any Hazardous Substances resulting from the operations of the Partnership Entities, except such claims as (i) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) have been disclosed in Sanchez SEC Documents.  Notwithstanding any other provision of this Agreement, the representations and warranties set forth in this Section 3.17(c) are the only representations and warranties relating to Environmental Laws or Environmental Permits.

           Section 3.18Title to Property.Each of the Partnership Entities has good and indefeasible title to all real property (save and except for Rights-of-Way) and good title to all personal property described in the Sanchez SEC Documents as owned by such Partnership Entity, free and clear of all Liens except such (i) as are described in the Sanchez SEC Documents, (ii) as are created, arise under or secure any credit facility to which Sanchez is a party or (iii) as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.19Rights of Way.Each of the Partnership Entities has such consents, easements, rights-of-way or licenses (“Rights-of-Way”) from any person as are necessary to conduct its business in the manner described in the Sanchez SEC Documents, subject to such qualifications as may be set forth in the Sanchez SEC Documents and except for such rights-of-way the failure of which to have obtained would not have, individually or in the aggregate, a Material Adverse Effect.

Article IV REPRESENTATIONS AND WARRANTIES AND COVENANTS OF THE PURCHASERS

Each of the Purchasers, severally but not jointly, represent and warrant and covenant to Sanchez and the Placement Agent as follows:

Section 4.01Existence.   Such Purchaser is duly organized and validly existing and in good standing under the laws of its state of formation, with all necessary power and authority to own properties and to conduct its business as currently conducted.

Section 4.02Authorization, Enforceability.    Such Purchaser has all necessary legal power and authority to enter into, deliver and perform its obligations under the Basic Documents.  The execution, delivery and performance of the Basic Documents by such Purchaser and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary legal action, and no further consent or authorization of such Purchaser is required.  The Basic Documents have been duly executed and delivered by such Purchaser and constitute legal, valid and binding obligations of such Purchaser; provided that, the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity and except as the rights to indemnification may be limited by applicable law (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.03No Breach.   The execution, delivery and performance of the Basic Documents by such Purchaser and the consummation by such Purchaser of the transactions contemplated thereby will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which such Purchaser is a party or by which such Purchaser is bound or to which any of the property or assets of such Purchaser is subject, (b) conflict with or result in any violation of the provisions of the organizational documents of such Purchaser, or (c) violate any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over such Purchaser or the property or assets of such Purchaser, except in the case of clauses (a) and (c), for such conflicts, breaches, violations or defaults as would not prevent the consummation of the transactions contemplated by the Basic Documents.

Section 4.04Certain Fees.  No fees or commissions are or will be payable by any Purchaser to brokers, finders or investment bankers with respect to the purchase of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement.  Each Purchaser agrees that it will indemnify and hold harmless Sanchez from and against any and all claims, demands or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the purchase of the Purchased Units or the consummation of the transactions contemplated by this Agreement.

Section 4.05Unregistered Securities.

(a) Accredited Investor Status; Sophisticated Purchaser. Such Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is able to bear the risk of its investment in Purchased Units and the Conversion Units. Such Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Purchased Units and the Conversion Units.

(b) Information. Such Purchaser and its Representatives have been furnished with all materials relating to the business, finances and operations of Sanchez that have been requested and materials relating to the offer and sale of the Purchased Units and Conversion Units that have been requested by such Purchaser. Such Purchaser and its Representatives have been afforded the opportunity to ask questions of Sanchez.  Neither such inquiries nor any other due diligence investigations conducted at any time by such Purchasers and its Representatives shall modify, amend or affect such Purchasers’ right (i) to rely on Sanchez’s representations and warranties contained in Article III above or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in any Basic Document.  Such Purchaser understands that its purchase of the Purchased Units involves a high degree of risk. Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Purchased Units.    Such Purchaser understands that the Placement Agent has acted solely as the agent of Sanchez in this placement of the Class A Preferred Units and such Purchaser has not relied on the business or legal advice of the Placement Agent or any of its agents, counsel or affiliates in making its investment decision hereunder, and confirms that none of such persons has made any representations or warranties to such Purchaser in connection with the transactions contemplated by this Agreement.

(c) Residency. Such Purchaser shall cooperate reasonably with Sanchez to provide any information necessary for any applicable securities filings.

(d) Legends. Such Purchaser understands that, until such time as the Purchased Units have been registered pursuant to the provisions of the Securities Act, or the Purchased Units are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Purchased Units will bear a restrictive legend as provided in the Partnership Agreement. Each Purchaser understands that, until such time as the Conversion Units have been registered pursuant to the provisions of the Securities Act, or the Conversion Units are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Conversion Units will bear a restrictive legend as provided in the Partnership Agreement.

(e) Purchase Representation. Such Purchaser is purchasing the Purchased Units for its own account and not with a view to distribution in violation of any securities laws. Such Purchaser has been advised and understands that neither the Purchased Units nor the Conversion Units have been registered under the Securities Act or under the “blue sky” laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act). Such Purchaser has been advised and understands that Sanchez, in issuing the Purchased Units, is relying upon, among other things, the representations and warranties of such Purchaser contained in this Article IV in concluding that such issuance is a “private offering” and is exempt from the registration provisions of the Securities Act.

(f) Rule 144. Such Purchaser understands that there is no public trading market for the Purchased Units, that none is expected to develop and that the Purchased Units must be held indefinitely unless and until Purchased Units or Conversion Units received upon conversion thereof are registered under the Securities Act or an exemption from registration is available. Each Purchaser has been advised of and is aware of the provisions of Rule 144 promulgated under the Securities Act.

(g) Reliance by Sanchez. Such Purchaser understands that the Purchased Units are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws and that Sanchez is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Purchased Units and the Conversion Units issuable upon conversion thereof.

           Section 4.06Short Selling.No Purchaser has engaged in any Short Sales involving Common Units owned by it between March 1, 2015 and the date of execution of this Agreement.

Article V INDEMNIFICATION, COSTS AND EXPENSES

Section 5.01Indemnification by Sanchez.  Sanchez agrees to indemnify each Purchaser and their respective Representatives (collectively, “Purchaser Related Parties”) from costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a third party claim, as a result of, arising out of, or in any way related to (i) the failure of any of the representations or warranties made by Sanchez contained herein to be true and correct in all material respects as of the date made (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties must have been true and correct) or (ii) the breach of any covenants of Sanchez contained herein, provided that, in the case of the immediately preceding clause (i), such claim for indemnification is made prior to the expiration of such representation or warranty; provided,  however, that for purposes of determining when an indemnification claim has been made, the date upon which a Purchaser Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to Sanchez shall constitute the date upon which such claim has been made;  provided,  further, that the liability of Sanchez shall not be greater in amount than the Purchase Price.  No Purchaser Related Party shall be entitled to recover special, consequential or punitive damages under this Section 5.01.

Section 5.02Indemnification by the Purchasers.  Each Purchaser agrees, severally and not jointly, to indemnify Sanchez, the General Partner and their respective Representatives (collectively, “Sanchez Related Parties”) from, costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a third party claim, as a result of, arising out of, or in any way related to (i) the failure of any of the representations or warranties made by such Purchaser contained herein to be true and correct in all material respects as of the date made or (ii) the breach of any of the covenants of such Purchaser contained herein, provided that, in the case of the immediately preceding clause (i), such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty; provided,  however, that for purposes of determining when an indemnification claim has been made, the date upon which a Sanchez Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to such Purchaser shall constitute the date upon which such claim has been made; provided,  further, that the liability of such Purchasers shall not be greater in amount than the sum of such Purchaser’s Purchase Price.  No Sanchez Related Party shall be entitled to recover special, consequential or punitive damages under this Section 5.02.

Section 5.03Indemnification Procedure.

(a) A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought; provided,  however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article V, except as otherwise provided in Section 5.01 and Section 5.02.

(b) Promptly after any Sanchez Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each a “Third Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such Third Party Claim, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such Third Party Claim to the extent then known.  The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly, and in no event later than ten (10) days, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control.  Such cooperation of the Indemnified Party shall be at the cost of the

Indemnifying Party.  After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided,  however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has, within ten (10) Business Days of when the Indemnified Party provides written notice of a Third Party Claim, failed (y) to assume the defense or employ counsel reasonably acceptable to the Indemnified Party and (z) notify the Indemnified Party of such assumption or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party.  The remedies provided for in this Section 5.03 are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

Section 5.04Tax Matters.  All indemnification payments under this Article V shall be adjustments to the Purchase Price except as otherwise required by applicable Law.

Article VI MISCELLANEOUS

Section 6.01Expenses.  All costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the Basic Documents and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses;  provided, however, that, upon written request, the Partnership shall reimburse each Purchaser who acquires $5,000,000 or more of Class A Preferred Units for such Purchaser’s out-of-pocket legal fees and expenses incurred in connection with the negotiation and execution of the Basic Documents, provided that such amount for each such Purchaser shall not exceed $7,500.

Section 6.02Interpretation.  Article, Section, Schedule and Exhibit references in this Agreement are references to the corresponding Article, Section, Schedule or Exhibit to this Agreement, unless otherwise specified.  All Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement.  All references to instruments, documents, Contracts and agreements are references to such instruments, documents, Contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified.  The word

“including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.  Whenever Sanchez has an obligation under the Basic Documents, the expense of complying with that obligation shall be an expense of Sanchez unless otherwise specified.  Any reference in this Agreement to $ shall mean U.S. dollars.  Whenever any determination, consent or approval is to be made or given by a Purchaser, such action shall be in such Purchaser’s sole discretion, unless otherwise specified in this Agreement.  If any provision in the Basic Documents is held to be illegal, invalid, not binding or unenforceable, (i) such provision shall be fully severable and the Basic Documents shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Basic Documents, and the remaining provisions shall remain in full force and effect and (ii) the parties hereto shall negotiate in good faith to modify the Basic Documents so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to the Basic Documents, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.  Any words imparting the singular number only shall include the plural and vice versa.  The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

Section 6.03Survival of Provisions.  The representations and warranties set forth in Section 3.01(a),  Section 3.02,  Section 3.04,  Section 3.08,  Section 3.09,  Section 3.11,  Section 3.12,  Section 4.01,  Section 4.02,  Section 4.04 and Section 4.05 hereunder shall survive the execution and delivery of this Agreement indefinitely, the representations and warranties set forth in Section 3.16 shall survive for a period of three (3) years following the Closing Date regardless of any investigation made by or on behalf of Sanchez or the Purchasers, and the other representations and warranties set forth herein shall survive for a period of fifteen (15) months following the Closing Date, regardless of any investigation made by or on behalf of Sanchez or the Purchasers.  The covenants made in this Agreement or any other Basic Document shall survive the Closing and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units and payment therefor and repayment, conversion or repurchase thereof.  Regardless of any purported general termination of this Agreement, the provisions of Article V and all indemnification rights and obligations of Sanchez and the Purchasers thereunder, and this Article VI shall remain operative and in full force and effect as between Sanchez and each Purchaser, unless Sanchez and the applicable Purchaser execute a writing that expressly (with specific references to the applicable Section or subsection of this Agreement) terminates such rights and obligations as between Sanchez and such Purchaser.

Section 6.04No Waiver; Modifications in Writing.

(a) Delay. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of 20 any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b) Specific Waiver.  Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of any Basic Document (except in the case of the Partnership Agreement for amendments adopted pursuant to Article XIII thereof) shall be effective unless signed by each of the parties thereto affected by such amendment, waiver, consent, modification or termination.  Any amendment, supplement or modification of or to any provision of any Basic Document, any waiver of any provision of any Basic Document and any consent to any departure by Sanchez from the terms of any provision of any Basic Document shall be effective only in the specific instance and for the specific purpose for which made or given.  Except where notice is specifically required by this Agreement, no notice to or demand on Sanchez in any case shall entitle Sanchez to any other or further notice or demand in similar or other circumstances.  Any investigation by or on behalf of any party shall not be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

Section 6.05Binding Effect.  This Agreement shall be binding upon Sanchez, each of the Purchasers and their respective successors and permitted assigns.  Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns,  except  that the Placement Agent is an intended third party beneficiary of Article III  and Article IV hereof.

Section 6.06Non-Disclosure.

            (a)For one year after the Closing Date, no Purchaser shall, directly or indirectly, disclose to any person any information received from Sanchez, in any form, whether acquired prior to or after the Closing Date, relating to the business and operations of the Partnership Entities; provided,  however, that information shall not be deemed confidential information for purposes of this Section 6.06, where such information (i) was already known to such Purchaser (or its Representatives) at the time of disclosure, (ii) later becomes known to such Purchaser by having been disclosed to such Purchaser (or its Representatives) by a third party to such Purchaser’s knowledge not subject to any legally binding obligation to keep such information confidential or otherwise prohibited from transmitting such information, (iii) is or becomes publicly known through no wrongful act of such Purchaser (or its Representatives), or (iv) is independently developed by such Purchaser (or its Representatives) without reference to any confidential information disclosed to such Purchaser under this Agreement. Notwithstanding the foregoing, a Purchaser may disclose any information relating to the business and operations of the Partnership Entities (i) to its Representatives, Affiliates, and funding sources and limited partners, investors, and potential investors of such Purchaser and its Affiliates, to whom such disclosure is necessary or convenient and who in each case either (1) acknowledge that they are bound by the confidentiality provisions of this Agreement or (2) are bound by confidentiality obligations to the Purchaser or its Affiliates that are at least as stringent as the confidentiality provisions of this Agreement, and in each case the Purchasers shall use reasonable best efforts to cause such Representatives, Affiliates, and funding sources and limited partners, investors, and potential investors of such Purchaser and its Affiliates to keep any such  information confidential; (ii) to any transferee or proposed transferee of the Purchased Units permitted under the Partnership Agreement; (iii) as required by applicable Law or any securities exchange or market rule; (iv) as may be requested or required by any Governmental Authority (provided that such Purchaser first notifies Sanchez and gives Sanchez the opportunity to contest such request or requirement, in each case as permitted by applicable Law (except no such opportunity shall be afforded in the case of a routine audit or examination by, or a blanket document request from, a governmental or regulatory entity that does not reference the Partnership)); or (v) except with prior notice of such request for disclosure to, and consent of, Sanchez (which consent may be withheld in Sanchez’s sole discretion).

         (b)Other than filings made by Sanchez with the Commission, the Partnership Entities and any of their respective Representatives shall disclose the identity of, or any other information concerning the Purchasers or any of their respective Affiliates only after providing the Purchasers a reasonable opportunity to review and comment on such disclosure (with such comments being incorporated or reflected, to the extent reasonable, in any such disclosure); provided,  however, that nothing in this Section 6.06 shall delay any required filing or other disclosure with the Commission, NYSE MKT or any Governmental Authority or otherwise hinder the Partnership Entities’ or their Representatives’ ability to timely comply with all laws or rules and regulations of the Commission, NYSE MKT or other Governmental Authority.

          (c)Notwithstanding anything to the contrary in this Section 6.06,  Sanchez agrees that the Purchasers may (i) publicize their ownership in Sanchez, as well as the identity of Sanchez, the size of the investment and its pricing terms with respect to the Class A Preferred Units on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (ii) display Sanchez’s logo in conjunction with any such reference.

           (d)By 9:00 a.m., New York City time, on the trading day immediately following the date of this Agreement, Sanchez shall issue a press release (the “Press Release”) reasonably acceptable to the Placement Agent disclosing all material terms of the transactions contemplated hereby.  Sanchez shall not publicly disclose the name of any Purchaser or an affiliate of any Purchaser, or include the name of any Purchaser or an affiliate of any Purchaser in any press release or filing with the Commission (other than the registration statement to be filed pursuant to the Registration Rights Agreement) or any regulatory agency or trading market, without the prior written consent of such Purchaser, except (i) as required by federal securities law in connection with (A) the registration statement contemplated by the Registration Rights Agreement and (B) the filing of final transaction documents (including signature pages thereto) with the Commission and (ii) to the extent such disclosure is required by law, request of the Commission or trading market regulations, in which case Sanchez shall provide the Purchasers with prior written notice of such disclosure permitted under this subclause (ii).

Section 6.07Communications.  All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses

           (a)If to a Purchaser, to the address specified on such Purchaser’s signature page hereto.

(b)If to Sanchez:

Sanchez Production Partners LP

1000 Main Street, Suite 3000

Houston, TX 77002

Attention:  Charles C. Ward

Email: cward@sanchezpp.com;

with a copy to (which shall not constitute notice):

Andrews Kurth LLP

600 Travis Street, Suite 4200

Houston TX 77002

Attention: Scott Olson
Facsimile: 713-238-7410

Email: solson@andrewskurth.com

or to such other address as Sanchez or the Purchasers may designate in writing.  All notices and communications shall be deemed to have been duly given:  at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the overnight courier copy, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 6.08Removal of Legend.  In connection with a sale of the Purchased Units by a Purchaser in reliance on Rule 144, the applicable Purchaser or its broker shall deliver to the transfer agent and Sanchez a broker representation letter providing to the transfer agent and Sanchez any information Sanchez deems necessary to determine that the sale of the Purchased Units is made in compliance with Rule 144, including, as may be appropriate, a certification that the Purchaser is not an Affiliate of Sanchez and regarding the length of time the Purchased Units have been held.  Upon receipt of such representation letter, Sanchez shall promptly direct its transfer agent to remove the notation of a restrictive legend in such Purchaser’s or the book-entry account maintained by the transfer agent, including the legend referred to in Section 4.05, and Sanchez shall bear all costs associated therewith.  After a registration statement under the Securities Act permitting the public resale of the Purchased Units has become effective or any Purchaser or its permitted assigns have held the Purchased Units for one year, if the book-entry account of such Purchased Units still bears the notation of the restrictive legend referred to in Section 4.05,  Sanchez agrees, upon request of the Purchaser or permitted assignee, to take all steps necessary to promptly effect the removal of the legend described in Section 4.05 from the Purchased Units, and Sanchez shall bear all costs associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as such Purchaser or its permitted assigns provide to Sanchez any information Sanchez deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state laws, including (if there is no such registration statement) a certification that the holder is not an Affiliate of

Sanchez and regarding the length of time the Purchased Units have been held.  Sanchez shall cooperate with each Purchaser to effect the removal of the legend referred to in Section 4.05 at any time such legend is no longer appropriate.

Section 6.09Entire Agreement.  This Agreement, the other Basic Documents and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or the other Basic Documents with respect to the rights granted by Sanchez or any of its Affiliates or the Purchasers or any of their respective Affiliates set forth herein or therein.  This Agreement, the other Basic Documents and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 6.10Governing Law; Submission to Jurisdiction.    This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws.  Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 6.11Waiver of Jury Trial.  THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 6.12Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

SANCHEZ PRODUCTION PARTNERS LP

By:  Sanchez Production Partners GP LLC,

its general partner

By:

Name:  Charles C. Ward

Title:  Chief Financial Officer

[Signature Page to Purchase Agreement]

By:  __/s/ Darren Schuringa_________________

Name:  Darren Schuringa

Address:  111 West 110th St., Apt 4C

    New York, NY 10026

Fax:  (212) 317-5128

Email:  dschuringa@yorkvillecapital.com

By:  ___/s/ Sarah Schuringa______________

Name:  Sarah Schuringa

Address:  150 East 77th St., Apt 7C

    New York, NY 10075

Fax:

Email:

By:  ___/s/ Grace Schuringa_____________

Name:  Grace Schuringa

Address:  150 East 77th St., Apt 7C

    New York, NY 10075

Fax:

Email:

By:  ____/s/ William Hershey____________

Name:  William Hershey

Address:  200 East 33rd St., Apt 8E

    New York, NY 10016

Fax:  (212) 317-8125

Email:  whershey@yorkvillecapital.com

By:  ____/s/ Michael Borges_____________

Name:  Michael Borges

Address:  264 West 23rd St., Apt 3B

    New York, NY 10011

Fax:  212-317-8125

Email:  mborges@yorkvillecapital.com

[Signature Page to Purchase Agreement]

Schedule A

Purchaser	Purchased Units	Purchase Price

Darren Schuringa	158,125	$253,000
Sarah Schuringa	31,250	$50,000
Grace Schuringa	31,250	$50,000
William Hershey	12,500	$20,000
Michael Borges	1,250	$2,000
Total:	234,375	$375,000

Schedule A-1

EXHIBIT A

FORM OF OPINION OF ANDREWS KURTH LLP

See attached.

Exhibit C-2

US 2654124v.14